Subject to Completion

Preliminary Term Sheet dated February 16, 2007

TERM SHEET (To product supplement IRN-1, dated, February 16, 2007, MTN prospectus supplement, general prospectus supplement and prospectus, each dated March 31, 2006) Term Sheet Number:	Filed Pursuant to Rule 433 Registration No. 333-132911

Units

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Index Return Notes

Linked to the Rogers International Commodity Index® — Excess ReturnSM

— Merrill Lynch calculated

due February     , 2012

(the “Notes”)

Summary:	The Notes are designed for investors who believe that the Rogers International Commodity Index —Excess Return — Merrill Lynch calculated (Bloomberg index symbol “ROGRER <Index>”) (the “ROGRER Index”) will appreciate from the starting value of the ROGRER Index on the Pricing Date to the ending value of the ROGRER Index on the Valuation Date, shortly before the maturity date.

Maturity Date:	Expected to be February 27, 2012.

Pricing Date:	Expected to be February 20, 2007.

Settlement Date:	Expected to be February 27, 2007.

Payment on the Maturity Date:	On the maturity date you will receive a payment per unit in U.S. dollars equal to:

Principal Amount Per Unit ×	(	Ending Value	)
Starting Value

as described in this term sheet and accompanying product supplement. If the level of the Index has decreased, you may receive less, and possibly significantly less, than the Principal Amount Per Unit and possibly less than the original public offering price per unit.

Starting Value:	The Starting Value will equal the closing level of the ROGRER Index on the Pricing Date. The actual Starting Value will be set forth in the term sheet made available in connection with sale of the Notes.

Valuation Date:	The Valuation Date will be the date five years from the Pricing Date. The actual Valuation Date will be determined on the Pricing Date and will be set forth in the term sheet made available in connection with sales of the Notes.

Ending Value:	The closing level of the ROGRER Index on the Valuation Date, provided that if certain Market Description Events occur, the Ending Value will be calculated as described in product supplement no. IRN-1.

Original Public Offering Price Per Unit:	$840-$870. The actual original public offering price per unit will be set forth in the term sheet made available in connection with sale of the Notes.

Principal Amount Per Unit:	$1,000

Listing:	The Notes will not be listed on any securities exchange.

CUSIP/ISIN:	59018YZX2

Investing in the Notes involves a number of risks. See “ Risk Factors” beginning on page PS-6 of the accompanying product supplement no. IRN-1, pages S-3 to S-4 of the MTN prospectus supplement and “Risk Factors” beginning on page TS-5 of this term sheet.

ML&Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that ML&Co. has filed with the SEC for more complete information about ML&Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, ML&Co., any agent or any dealer participating in this offering, will arrange to send you the prospectus, each prospectus supplement, product supplement no. IRN-1 and this term sheet if you so request by calling toll-free 1-866-500-5408.

	Per Unit	Total
Public offering price (1)	$840-$870	$
Underwriting discount	$0	$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.(1)	$840-$870	$
(1)	The actual public offering price and proceeds, before expenses, to Merrill Lynch & Co., Inc will be determined on the Pricing Date and set forth in the term sheet made available in connection with sales of the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this term sheet or the accompanying product supplement, MTN prospectus supplement, general prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this term sheet is February     , 2007.

“Jim Rogers,” “James Beeland Rogers Jr.”, “Rogers,” “Rogers International Commodity Index® — Excess Return,” “Rogers International Commodity Index® — Total Return,” and “RICI®— Excess Return” are trademarks and service marks of, and “Rogers International Commodity Index” and “RICI” are registered trademarks and service marks of James Beeland Rogers, Jr. and are used subject to license. The names Jim Rogers/James Beeland Rogers, Jr. are trademarks and service marks of James Beeland Rogers, Jr. and are used subject to license.

Additional Terms Specific to the Notes

You should read this term sheet, together with the documents listed below, which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-6 of the accompanying product supplement no. IRN-1 and pages S-3 to S-4 in the accompanying MTN prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

•	Product supplement IRN-1 dated February 16, 2007:

        http://www.sec.gov/Archives/edgar/data/65100/000119312507034107/d424b2.htm

•	MTN prospectus supplement, dated March 31, 2006:

        http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

•	General prospectus supplement dated March 31, 2006:

        http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

•	Prospectus dated March 31, 2006:

        http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Our Central Index Key, or CIK, on the SEC Web site is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Summary Information

This summary includes questions and answers that highlight certain information regarding the Index Return Notes Linked to the Rogers International Commodity Index®—Excess ReturnSM—Merrill Lynch calculated (the “Notes”). You should carefully review this term sheet and the additional documents listed above under “Additional Terms Specific to the Notes” to fully understand the terms of the Notes, the Rogers International Commodity Index —Excess Return — Merrill Lynch calculated (the “ROGRER Index”) and the tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the “Risk Factors” sections in the product supplement and the accompanying MTN prospectus supplement, which highlight certain risks associated with an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.

What are the Notes?

The Notes will be part of a series of senior debt securities issued by ML&Co. entitled “Medium-Term Notes, Series C” and will not be secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt. We cannot redeem the Notes at an earlier date. We will not make any payments on the Notes until the maturity date.

Each unit will represent a single Note with an original public offering price specified on the face of this term sheet. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

What will I receive on the maturity date of the Notes?

On the maturity date, you will receive a cash payment per unit in U.S. dollars equal to the Redemption Amount.

The “Redemption Amount” per unit to which you will be entitled will depend on the direction of and percentage change in the level of the ROGRER Index and will equal:

Principal Amount Per Unit ×	(	Ending Value	)
Starting Value

The “Principal Amount Per Unit” equals the amount specified on the face of this term sheet.

The “Starting Value” will equal the closing level of the ROGRER Index on the date the Notes are priced for initial sale to the public (the “Pricing Date”). The actual Starting Value will be determined on the Pricing Date and set forth in the applicable term sheet made available in connection with sales of the Notes.

The “Ending Value” will equal the closing level of the ROGRER Index on the Valuation Date. If there is a disruption in the trading of futures contracts included in the ROGRER Index on the Valuation Date, the Ending Value will be determined based on the prices of the Index Components on the first day after the disruption related to such commodities has ceased, as more fully described in the product supplement IRN-1.

The “Valuation Date” will be as specified on the face of this term sheet.

In the event that the Ending Value is less than the Starting Value on the Valuation Date, the amount you receive on the maturity date will be less, and possibly significantly less, than the Principal Amount Per Unit and possibly may be less than the original public offering price per unit.

For more specific information about the Redemption Amount, please see the section entitled “Description of the Notes” in the product supplement IRN-1.

Will I receive interest payments on the Notes?

You will not receive any interest payments on the Notes, but will instead receive the Redemption Amount on the maturity date. We have designed the Notes for investors who are seeking exposure to increases in the level of the ROGRER Index, willing to forego interest payments on the Notes, such as fixed or floating interest rates paid on traditional interest bearing debt securities, and willing to accept less than the Principal Amount Per Unit on the maturity date, and possibly less than the original public offering price per unit, if the Ending Value is less than the Starting Value on the Valuation Date.

What price can I expect to receive if I sell the Notes prior to the stated maturity date?

In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Notes. In structuring the economic terms of the Notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the Notes.

If you sell your Notes prior to the stated maturity date, you will receive a price determined by market conditions for the Notes. This price may be influenced by many factors, such as interest rates, volatility and the prevailing level of the ROGRER Index. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes including the compensation for developing and hedging the product. Depending on the impact of these factors, you may receive significantly less than the principal amount per unit and the original public offering price per unit of your Notes if sold before the stated maturity date.

In a situation where there had been no movement in the level of the ROGRER Index and no changes in the market conditions from those existing on the date of this term sheet, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be lower than the principal amount per unit and may be less than the original public offering price per unit. This is due to, among other things, our costs of developing, hedging and distributing the Notes. Any potential purchasers for your Notes in the secondary market are unlikely to consider these factors.

  Examples:

Set forth below are three examples of Redemption Amount calculations, assuming an original public offering price of $855 per unit, the midpoint of the range of $840 and $870.

  Example 1— The hypothetical Ending Value is 20% below the hypothetical Starting Value:

Hypothetical Starting Value: 2,623.11
Hypothetical Ending Value: 2,098.49
Redemption Amount (per unit) = $1,000 ×	(2,098.49)	= $800
	2,623.11
The Redemption Amount is less than the original public offering price per unit. Example 2— The hypothetical Ending Value is 5% below the hypothetical Starting Value:
Hypothetical Starting Value: 2,623.11
Hypothetical Ending Value: 2,491.95
Redemption Amount (per unit) = $1,000 ×	(2,491.95)	= $950
	2,623.11

The Redemption Amount is greater than the original public offering price, but less than the Principal Amount Per Unit.

  Example 3— The hypothetical Ending Value is 20% above the hypothetical Starting Value:

Hypothetical Starting Value: 2,623.11
Hypothetical Ending Value: 3,147.73
Redemption Amount (per unit) = $1,000 ×	(3,147.73)	= $1,200
	2,623.11
The Redemption Amount is greater than the Principal Amount Per Unit.

Risk Factors

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index. The following is an overview of certain of the risks involved in investing in the Notes. You should carefully review the “Risk Factors” section contained in the product supplement no IRN.-1, dated February 16, 2007 and the MTN prospectus supplement.

•	Your investment in the Notes may result in a loss.

•

While the level of the RICI —Excess Return Index may be calculated by a number of different entities, the Notes are linked to the ROGRER Index, which is the RICI — Excess Return Index as calculated by an affiliate of ML&Co.

•	Your yield may be lower than the yield on other debt securities of comparable maturity.

•	Ownership of the Notes does not entitle you to any rights with respect to any futures contracts or commodities tracked by the ROGRER Index.

•

A trading market for the Notes is not expected to develop and, if trading does develop, the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date will be affected by this and other important factors including our costs of developing, hedging and distributing the Notes.

•	Trading in the Index Components can be volatile based on a number of factors that we cannot control.

•	Suspension or disruptions of market trading in the commodity and related futures markets may adversely affect the value of the Notes.

•	The return on the Notes will not be adjusted for changes in exchange rates that might affect the future contracts underlying the ROGRER Index.

•	The ROGRER Index will include futures contracts on foreign exchanges that are less regulated than U.S. markets.

•	The composition of the ROGRER Index is controlled by Rogers and changes may affect the value of the Notes and the amount you receive on the maturity date.

•	Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

•	Trading in the Index Commodities, Index Components and options on Index Commodities and Index Components by us and our affiliates may affect your return.

Hypothetical Returns

The following table illustrates, for the hypothetical Starting Value of 2,623.11 and a range of hypothetical Ending Values of the ROGRER Index:

•	the percentage change from the hypothetical Starting Value to the hypothetical Ending Value;

•	the total amount payable on the maturity date for each Note;

•	the total rate of return to holders of the Notes;

•	the pretax annualized rate of return to holders of the Notes; and

•	the pretax annualized rate of return of an investment in the commodities included in the ROGRER Index.

The table below assumes an original public offering price of $855 per unit, the midpoint of the range between $840 and $870.

Hypothetical Ending Value	Percentage change from the hypothetical Starting Value to the hypothetical Ending Value	Total amount payable on the maturity date per Note	Total rate of return on the Notes	Pretax annualized rate of return on the Notes(1)	Pretax annualized rate of return of Index Components(1)(2)
1,311.56	–50.00%	$500.00	–41.52%	–10.45%	–12.73%
1,573.87	–40.00%	$600.00	–29.82%	–6.96%	–9.59%
1,836.18	–30.00%	$700.00	–18.13%	–3.96%	–6.82%
2,098.49	–20.00%	$800.00	–6.43%	–1.33%	–4.34%
2,360.80	–10.00%	$900.00	5.26%	1.03%	–2.08%
2,623.11 (3)	0.00%	$1,000.00	16.96%	3.16%	0.00%
2,885.42	10.00%	$1,100.00	28.65%	5.10%	1.93%
3,147.73	20.00%	$1,200.00	40.35%	6.90%	3.73%
3,410.04	30.00%	$1,300.00	52.05%	8.56%	5.42%
3,672.35	40.00%	$1,400.00	63.74%	10.11%	7.02%
3,934.67	50.00%	$1,500.00	75.44%	11.56%	8.53%
4,196.98	60.00%	$1,600.00	87.13%	12.93%	9.97%
4,459.29	70.00%	$1,700.00	98.83%	14.23%	11.35%

(1)          The annualized rates of return specified in this column are calculated on a semiannual bond equivalent basis and assume an investment term from February 16, 2007 to February 16, 2012, a term expected to be equal to that of the Notes.

(2)          This rate of return assumes:

(a)	a percentage change in the aggregate price of the Index Components that equals the percentage change in the ROGRER Index from the hypothetical Starting Value to the relevant hypothetical Ending Value; and

(b)	no transaction fees or expenses.

(3)          This is the hypothetical Starting Value. The actual Starting Value will be set forth in the term sheet made available in connection with sale of the Notes.

      The above figures are for purposes of illustration only. The actual amount received by you and the resulting total and pretax annualized rates of return will depend on the actual Starting Value, Ending Value and term of your investment.

THE RICI — EXCESS RETURN INDEX

All disclosures contained in this term sheet regarding the RICI — Excess Return Index, including its make-up, method of calculation and how components may be changed, are derived from information prepared by Beeland Interests, Inc. None of ML&Co., MLPF&S, nor any of their affiliates, have independently verified the accuracy or completeness of that information.

Overview

The RICI — Excess Return Index is a composite, U.S. dollar-based, excess return index created by James Beeland Rogers, Jr. on July 31, 1998. The RICI — Excess Return Index is maintained by Beeland Interests, Inc. Rogers and Beeland Interests, Inc. are not affiliated with ML&Co. ML&Co. did not participate in designing the RICI — Excess Return Index and will not participate in its maintenance. The level of the RICI — Excess Return Index is calculated by various entities, including an affiliate of ML&Co. Entities other than an affiliate of ML&Co. may continue to calculate levels of the RICI — Excess Return Index. The ROGRER Index represents the level of the RICI — Excess Return Index as calculated by an affiliate of ML&Co. The ROGRER Index is published on Bloomberg under the symbol “ROGRER <Index>“. Levels of the RICI — Excess Return Index as calculated by these other entities have other reference names and are published on Bloomberg under other symbols. The Notes are linked solely to the level of the ROGRER Index, that is, the level of the RICI — Excess Return Index as calculated by a ML&Co. affiliate, and not by any other entity.

References in this term sheet to “ROGRER Index” are to the Rogers International Commodity Index — Excess Return — Merrill Lynch calculated. All references to the “RICI — Excess Return Index” are to the Rogers International Commodity Index — Excess Return which may be calculated by a number of different entities.

Rogers, individually or through an entity controlled by Rogers, actively trades commodities and/or futures contracts on physical commodities, including underling commodities and/or futures contracts on physical commodities included in the RICI — Excess Return Index, and over-the-counter contracts having values which derive from or are related to such commodities. Rogers, individually or through an entity controlled by Rogers, also may actively trade and hedge the RICI — Excess Return Index. With respect to any such activities, neither Rogers nor any of the entities controlled by Rogers has any obligation to take the needs of the holders of the Notes into consideration at any time. It is possible that such trading and hedging activities, by any of these parties, will affect the value of the RICI — Excess Return Index and therefore the market value of the Notes.

The RICI — Excess Return Index represents the value of a basket of commodities consumed in the global economy, ranging from agricultural to energy to metal products. The value of this basket is tracked via closing prices of futures contracts on 36 different exchange-traded physical commodities, quoted in four currencies, listed on ten exchanges in four countries.

The RICI — Excess Return Index aims to be an effective measure of the price action of raw materials not just in the United States but also around the world. The RICI — Excess Return Index’s weightings attempt to balance consumption patterns worldwide (in developed and developing countries) and specific contract liquidity.

Below is a current list of the futures contracts comprising the RICI — Excess Return Index, together with their respective symbols, exchanges, currencies and Initial Weightings (as defined below):

Contract	Symbol	Exchange	Currency	Initial Weighting*
Crude Oil	CL	NYMEX	USD	21.00%
IPE Brent Oil	CO	ICE	USD	14.00%
Wheat	W	CBOT	USD	7.00%
Corn	C	CBOT	USD	4.75%
Cotton	CT	NYCE	USD	4.05%
Aluminum	LMAH	LME	USD	4.00%
Copper	LMCA	LME	USD	4.00%
Gold	GC	COMEX	USD	3.00%
Natural Gas	NG	NYMEX	USD	3.00%
Soybeans	S	CBOT	USD	3.00%
RBOB Gasoline	XB	NYMEX	USD	3.00%
Coffee	KC	CSCE	USD	2.00%
Lead	LMPB	LME	USD	2.00%
Live Cattle	LC	CME	USD	2.00%
Silver	SI	COMEX	USD	2.00%
Soybean Oil	BO	CBOT	USD	2.00%
Sugar	SB	CSCE	USD	2.00%

Zinc	LMZS	LME	USD	2.00%
Heating Oil	HO	NYMEX	USD	1.80%
Platinum	PL	COMEX	USD	1.80%
IPE Gas Oil	QS	ICE	USD	1.20%
Cocoa	CC	CSCE	USD	1.00%
Lean Hogs	LH	CME	USD	1.00%
Lumber	LB	CME	USD	1.00%
Nickel	LMNI	LME	USD	1.00%
Rubber	JN	TOCOM	JPY	1.00%
Tin	LMSN	LME	USD	1.00%
Soybean Meal	SM	CBOT	USD	0.75%
Canola	RS	WCE	CAD	0.67%
Orange Juice	JO	NYCE	USD	0.66%
Azuki Beans	JE	TGE	JPY	0.50%
Oats	O	CBOT	USD	0.50%
Rice	RR	CBOT	USD	0.50%
Palladium	PA	COMEX	USD	0.30%
Barley	WA	WCE	CAD	0.27%
Greasy Wool	OL	SFE	AUS	0.25%

*	The weights shown above are the weights of each constituent commodity in the RICI — Excess Return Index set on December 15, 2005.

The RICI® Committee

The RICI Committee formulates and enacts all business assessments and decisions regarding the composition of the RICI — Excess Return Index. Rogers chairs the RICI Committee and is the final arbiter of its decisions. Beside Rogers, representatives of the following parties are members of the RICI Committee: (1) UBS AG, (2) Daiwa Asset Management America, (3) Beeland Management Company, (4) Diapason Commodities Management S.A. and (5) ABN Amro Bank N.V. A representative of ML&Co. has accepted an invitation to become a member of the committee. Exclusively, Rogers, as chairman of the committee, is authorized to designate new members of the committee, if necessary.

The RICI Committee meets each December to consider changes in the components and weightings of the RICI — Excess Return Index for the following calendar year; however, such changes can be made at any time.

Index Composition

The Process

The contracts chosen for the basket of commodities that constitute the RICI — Excess Return Index are required to fulfill various conditions described below. Generally, the selection and weighting of the items in the RICI — Excess Return Index are reviewed annually by the RICI Committee, and weights for the next year are assigned every December. The RICI — Excess Return Index’s composition is modified only in rare occasions, in order to maintain investability and stability, and the composition of the RICI — Excess Return Index generally will not be changed unless severe circumstances in fact occur. Such “severe circumstances” may include (but are not restricted to):

•	continuous adverse trading conditions for a single contract (e.g., trading volume collapses); or

•	critical changes in the global consumption pattern (e.g., scientific breakthroughs that fundamentally alter consumption of a commodity).

To date, there have been few changes in the components of the RICI — Excess Return Index in the history of the RICI — Excess Return Index.

Exchanges and Non-Traded Items

All commodities included in the RICI — Excess Return Index must be publicly traded on recognized exchanges in order to ensure ease of tracking and verification. The 14 international exchanges currently recognized by the RICI Committee are:

1.	Chicago Mercantile Exchange (USA)

2.	Chicago Board of Trade (USA)

3.	New York Board of Trade (USA)

4.	New York Mercantile Exchange (USA)

5.	Winnipeg Commodity Exchange (Canada)

6.	International Petroleum Exchange (UK)

7.	London Metal Exchange (UK)

8.	Sydney Futures Exchange (Australia)

9.	Fukuoka Futures Exchange (Japan)

10.	Central Japan Commodity Exchange (Japan)

11.	Osaka Mercantile Exchange (Japan)

12.	The Tokyo Commodity Exchange (Japan)

13.	Tokyo Grain Exchange (Japan)

14.	Yokohama Commodity Exchange (Japan)

General Contract Eligibility

A commodity may be considered suitable for inclusion in the RICI — Excess Return Index if it plays a significant role in worldwide (developed and developing economies) consumption. “Worldwide consumption” is measured via tracking international import and export patterns, and domestic consumption environments of the world’s prime commodity consumers. Only raw materials that reflect the current state of international trade and commerce are eligible to become Index Commodities. Commodities that are merely linked to national consumption patterns will not be considered. The RICI — Excess Return Index is not related to any commodities production data.

Commodity Screening Process

Data of private and governmental providers concerning the world’s top consumed commodities is actively monitored and analyzed by the members of the RICI Committee throughout the year. In order to obtain the most accurate picture of international commodities consumption, a wide range of sources on commodities demand and supply is consulted. The findings of this research are then condensed into the different commodities contracts weightings of the RICI — Excess Return Index. Sources on world’s commodity consumption data include:

•	Industrial Commodity Statistics Yearbook, United Nations (New York)

•	Commodity Trade Statistics Database, United Nations Statistics Division (New York)

•	Copper Bulletin Yearbook, International Copper Study Group (Lisbon)

•	Foreign Agricultural Service’s Production, Supply and Distribution Database, U.S. Department of Agriculture (Washington, D.C.)

•	Manufactured Fiber Review, Fiber Economics Bureau, Inc. (USA)

•	Monthly Bulletin, International Lead and Zinc Study Group (London)

•	Quarterly Bulletin of Cocoa Statistics, International Cocoa Organization (London)

•	Rubber Statistical Bulletin, International Rubber Study Group (London)

•	Statistical Bulletin Volumes, Arab Gulf Cooperation Council (GCC)

•	Sugar Yearbook, International Sugar Organization (ISO) (London)

•	World Agriculture Assessments of Intergovernmental Groups, Food & Agriculture Organization of the United Nations (Rome)

•	World Commodity Forecasts, Economist Intelligence Unit (London)

•	World Cotton Statistics, International Cotton Advisory Committee (Washington)

•	World Metals Statistics, World Bureau of Metal Statistics (London)

Contract Characteristics

In order to decide whether a specific commodity contract is actually investable, the RICI Committee screens the volume and liquidity data of international exchanges, published on a regular basis by the Futures Industry Association (Washington D.C., United States). Additionally individual exchange data on contracts may also be included in the process.

If a commodity contract trades on more than one exchange, the most liquid contract globally, in terms of volume and open interest combined, is then selected for inclusion in the RICI — Excess Return Index, taking legal considerations into account. Beyond liquidity, the RICI Committee seeks to include the contract representing the highest quality grade of a specific commodity.

Index Weightings

Initial Weightings

The initial weightings of the future contracts in the RICI – Excess Return Index for 2006 were set on December 15, 2005 and are set forth in the chart above (the “Initial Weightings”). The initial weightings of the future contracts in the RICI – Excess Return for 2007 were set in December of 2006 and we expect them to be published soon. The Initial Weightings may be amended from time to time, as described below.

Changes in Weights and/or Index Composition

As noted, the RICI Committee reviews the selection and weighting of the futures contracts in the RICI — Excess Return Index annually. Thus, weights are potentially reassigned during each month of December for the following year, if the RICI Committee so determines in its sole discretion.

Monthly Rolling of Contracts

All the futures contracts used to calculate the RICI – Excess Return Index, except for the contracts traded on the London Metal Exchange, are rolled each month pursuant to rules announced by Beeland Interests, Inc. We have been advised by Beeland Interests, Inc. that it intends for such rolls to occur over the last three RICI Business Days (as defined below) of each month. The timing for the implementation of this three day roll has not been publicly announced. Generally, if the next calendar month of a futures contract includes a first notice day, a delivery day or historical evidence that liquidity migrates to a next contract month during this period, then the next contract month is intended to be applied to calculate the RICI — Total Return Index, taking legal constraints into account. For example, at the end of November, the January Crude Oil contract is replaced by the February Crude Oil contract.

A “RICI Business Day” is determined by the RICI Committee and is a function of the days on which a specific contract is open for trading on a specific date on the exchange associated with the contract.

Rebalancing of the Index Components

The current weight of each Index Component is rebalanced each month pursuant to rules announced by Beeland Interests, Inc. in order to be set at its “Initial Weighting”. We have been advised by Beeland Interests, Inc. that it intends for such rebalancing to occur over the last three RICI Business Days of each month. The timing for the implementation of this three day rebalancing has not been publicly announced.

Data Source

The RICI — Excess Return Index calculation is based on the official commodity exchanges’ prices of the futures contracts used.

Market Disruption

If, for any reason, one of the RICI components ceases to exist or its liquidity collapses to unacceptable levels, or any other similar event occurs with similar consequences, as determined at the discretion of the RICI Committee, the RICI Committee will call an exceptional meeting to assess the situation and decide on a replacement for this component or on a change in the weighting. For example, following the fall of the Malaysian ringgit in 1998, the liquidity of the Palm Oil futures contract on the Kuala Lumpur Commodity Exchange collapsed to a point where it became impossible to trade it. In that case, the RICI Committee called an exceptional meeting at which it was decided that the Palm Oil futures contract would be replaced by the Soybean Oil contract that trades on the Chicago Board of Trade, United States.

Reference Rates

The foreign exchange rates used to translate the value of the futures contracts denominated in a foreign currency into U.S. dollars are obtained from Bloomberg. This is the “close” value for each currency taken at 5:00 p.m. New York time.

License Agreement

Beeland Interests, Inc. (“Beeland Interests”) and ML&Co. have entered into a non-exclusive license agreement providing for the license to ML&Co., in exchange for a fee, of a right to use indices owned by Beeland Interests, Inc. in connection with some securities, including the Notes.

Beeland Interests, Inc. is under no obligation to continue the RICI — Excess Return Index. The Notes are not sponsored, endorsed, sold or promoted by Beeland Interests, Inc. No inference should be drawn from the information contained in this term sheet that Beeland Interests, Inc. makes any representation or warranty, implied or express, to ML&Co., the holder of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Notes to track general commodity market performance. Beeland Interests, Inc. has no obligation to take the needs of ML&Co. or the holders of the Notes into consideration in determining or composing the ROGRER Index. Beeland Interests, Inc. is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be settled in cash. Beeland Interests, Inc. has no obligation or liability in connection with the administration or marketing of the Notes.

Index Return Notes Linked to the Rogers International Commodity Index® —Excess ReturnSM — Merrill Lynch calculated are not sponsored, endorsed, sold or promoted by Beeland Interests or James Beeland Rogers, Jr.

Neither Beeland Interests nor James Beeland Rogers, Jr. makes any representation or warranty, express or implied, nor accepts any responsibility, regarding the accuracy or completeness of this term sheet, or the advisability of investing in securities or commodities generally, or in the Index Return Notes Linked to the Rogers International Commodity Index® —Excess ReturnSM — Merrill Lynch calculated or in futures particularly.

NEITHER BEELAND INTERESTS NOR ANY OF ITS AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE ROGERS INTERNATIONAL COMMODITY INDEX (“RICI”) OR ANY DATA INCLUDED THEREIN. SUCH PERSON SHALL NOT HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN AND MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE INDEX RETURN NOTES LINKED TO THE ROGERS INTERNATIONAL COMMODITY INDEX® — EXCESS RETURNSM — MERRILL LYNCH CALCULATED, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RICI, ANY DATA INCLUDED THEREIN OR THE INDEX RETURN NOTES LINKED TO THE ROGERS INTERNATIONAL COMMODITY INDEX® —EXCESS RETURNSM — MERRILL LYNCH CALCULATED. NEITHER BEELAND INTERESTS NOR ANY OF ITS AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EACH EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RICI, AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BEELAND INTERESTS OR ANY OF ITS AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

Historical data on the RICI® —Excess Return IndexSM

The following table sets forth the level of the RICI —Excess Return Index at the end of each month in the period from January 2002 through January 2007 obtained from Bloomberg (Bloomberg index symbol “RICIGLER”). Although the historical data provided below was not calculated by us or any of our affiliates, we have no reason to believe that the historical data would have been different had we or an affiliate of ours calculated the ROGRER Index during these periods. This historical data on the RICI —Excess Return Index is not necessarily indicative of the future performance of the ROGRER Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the RICI —Excess Return Index during any period set forth below is not an indication that the ROGRER Index is more or less likely to increase or decrease at any time during the term of the Notes.

	2002	2003	2004	2005	2006	2007

January	1,119.00	1,605.73	2,011.61	2,414.59	2,914.00	2,605.50

February	1,166.91	1,697.77	2,179.07	2,588.69	2,744.92

March	1,293.58	1,578.72	2,224.00	2,670.93	2,822.45

April	1,290.17	1,514.43	2,229.10	2,492.46	2,985.71

May	1,286.30	1,638.73	2,291.25	2,488.03	2,964.11

June	1,335.81	1,656.00	2,173.56	2,542.12	2,944.56

July	1,340.47	1,698.90	2,280.41	2,629.93	2,974.21

August	1,407.94	1,773.27	2,293.14	2,763.42	2,844.78

September	1,446.78	1,741.65	2,458.78	2,785.27	2,651.87

October	1,415.38	1,811.07	2,496.73	2,633.76	2,674.84

November	1,420.16	1,856.41	2,468.43	2,600.90	2,810.80

December	1,498.88	1,961.08	2,344.89	2,730.35	2,696.26

The following graph sets forth the historical performance of the RICI —Excess Return Index presented in the preceding table. Past movements of the RICI —Excess Return Index are not necessarily indicative of the future performance of the ROGRER Index.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S has advised ML&Co. that it proposes to initially offer the Notes to the customers of UBS Swiss Financial Advisers AG at a price set forth on the cover of this Term Sheet. After the initial public offering, the public offering price may be changed. MLPF&S will pay to UBS Swiss Financial Advisers AG a fee for certain services equal to .50% per annum of the principal amount of the Notes outstanding to be paid on a quarterly basis.